Exhibit 99.2

上海市徐汇区淮海中路999号
上海环贸广场写字楼一期17层　邮编：200031

17/F, One ICC, Shanghai ICC
999 Huai Hai Road (M)
Shanghai, 200031
P.R. China

T +86 21 2412 6000
F +86 21 2412 6150

www.kwm.com

October 5, 2022

To:	Hypebeast Limited
40/F, Cable TV Tower,
No.9 Hoi Shing Road Tsuen Wan,
New Territories,
Hong Kong

Re: Legal Opinion on Certain PRC Law Matters

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations and rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Hypebeast Limited (the “Company”), an exempted company incorporated with limited liability under the laws of the Cayman Islands solely in connection with (i) the merge of Hypebeast WAGMI Inc., a Delaware corporation and wholly-owned subsidiary of the Company, with the Iron Spark I Inc., and (ii) the offering and sale a certain number of the ordinary shares of the Company (the “Offering”), in connection with the Company’s registration statement (No.333-264726) on Form F-4, including all amendments or supplements thereto (the “Registration Statement”).

As used in this opinion, (A) “PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B) “Governmental Authorizations” means all requisite licenses and permits required by any PRC Authorities pursuant to any PRC Laws; (C) “PRC Subsidiary” means the wholly-foreign owned enterprise incorporated by the Company in the PRC, i.e. Beijing Hypebeast Trading Co., Ltd.; and (D) “Variable Interest Entity” means the variable interest entity incorporated in the PRC, i.e. Hypebeast Cultural Communication (Beijing) Co., Ltd.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, provided to us by the Company, the PRC Subsidiary and the Variable Interest Entity, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1)	the genuineness of all the signatures, seals and chops;

(2)	the authenticity of the Documents submitted to us as originals and the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3)	the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4)	that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5)	that all information (including factual statements) provided to us by the Company, the PRC Subsidiary and the Variable Interest Entity in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiary and the Variable Interest Entity have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8)	that all Governmental Authorizations and other official statements or documentation were obtained from competent PRC Authorities by lawful means;

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(9)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and

(10)	that this opinion is limited to matters of the PRC Laws effective as of the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

I.	Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(1)	The PRC Subsidiary and the Variable Interest Entity have obtained all Governmental Authorizations from the PRC Authorities for their business operations in the PRC, which, to the best of our knowledge of due and reasonable inquiry, are value-added telecommunications services and radio and television program production and operation.

(2)	No Governmental Authorizations from any PRC Authorities is required in connection with the Offering according to PRC Laws.

However, uncertainties still exist as to how the PRC Laws will be interpreted or implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form.

II.	Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally; (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights; (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercive at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

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(b)	This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)	There is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

(d)	This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons

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